Exhibit 99.1

The Container Store Group, Inc. Announces Second Quarter Fiscal 2018 Financial Results

Net Sales up 2.8%; Comparable Store Sales up 1.3%

EPS of $0.07; Adjusted EPS of $0.10

Reiterates Fiscal 2018 Outlook

Coppell, TX — October 30, 2018 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the second quarter of fiscal 2018 ended September 29, 2018.

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Consolidated net sales were $224.5 million, up 2.8%.  Net sales in The Container Store retail business (“TCS”) were $208.9 million, up 3.3%.  Elfa International AB (“Elfa”) third-party net sales were $15.6 million, down 3.1% due to foreign currency translation.

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Consolidated net income and net income per share (“EPS”) were $3.2 million and $0.07 compared to net loss of $0.9 million and ($0.02), respectively, in the second quarter of fiscal 2017.  Adjusted net income per share (“Adjusted EPS”) was $0.10 compared to $0.12 in the second quarter of fiscal 2017 (see Reconciliation of GAAP to Non-GAAP Financial Measures table). EPS and Adjusted EPS in the second quarter of fiscal 2018 includes $0.02 per share of incremental interest expense, and $0.03 per share in incremental marketing expense related to the brand campaign launch, when compared to the second quarter of fiscal 2017.

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Adjusted EBITDA, which excludes losses on extinguishment of debt and Optimization Plan costs, among other adjustments (see Reconciliation of GAAP to Non-GAAP Financial Measures table), was $24.3 million compared to $26.5 million in the prior year period. Consolidated gross margin expansion of 30 basis points was offset by a  150 basis points increase in consolidated selling, general and administrative expenses (“SG&A”)   resulting primarily from the expected 100 basis points increase in marketing expense related to the second quarter brand campaign launch.

“We continued to make progress against our key strategic initiatives in the second quarter and also completed a debt refinancing that extends the maturity of our credit facility while generating approximately $0.07 per share in annualized interest savings,” said Melissa Reiff, Chief Executive Officer.  “To Own Custom Closets is our number one strategic priority and we saw continued momentum in our Custom Closets sales in the quarter, along with strong omni-channel growth and effective digital marketing campaigns. However, elements of our merchandise campaign test and learn efforts, mostly around our other product categories, did not resonate with customers as well as we expected, curtailing our comparable store sales and earnings performance for the quarter.”

Reiff added, “Once we cycled the merchandise campaign changes, we were pleased to see our other product categories return to positive comparable store sales territory and based on our year-to-date financial and operational performance, we are reiterating our full year outlook.”

New and Existing Stores

During the second quarter of fiscal 2018, the Company opened one new store in Oklahoma City, Oklahoma completing its planned two new store openings for the fiscal year.  The Company relocated its Tysons Corner, Virginia store on October 20, 2018, and plans to relocate its Cherry Creek store in Denver, Colorado on November 10, 2018.

Second Quarter Fiscal 2018 Results

For the second quarter (thirteen weeks) ended September 29, 2018:

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Consolidated net sales were $224.5 million, up 2.8% as compared to the second quarter of fiscal 2017. Net sales at TCS were $208.9 million, up 3.3%, with the increase driven by incremental sales from new stores, as well as a comparable store sales increase of 1.3%.  Elfa third-party net sales were $15.6 million, down 3.1% compared to the second quarter ended September 30, 2017, due to the negative impact of foreign currency translation during the quarter which decreased third-party net sales by 9.3%, partially offset by higher sales in Nordic markets.

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Consolidated gross margin was 58.2%, an increase of 30 basis points compared to the second quarter of fiscal 2017. TCS gross margin increased 70 basis points to 57.8%, primarily due to lower cost of goods associated with the Optimization Plan, partially offset by higher promotional activities and increased costs associated with shipping services.  Elfa gross margin declined 330 basis points primarily due to higher direct materials costs attributable to a shift in product mix and a weaker Swedish krona.

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Consolidated SG&A expense decreased by 0.6% to $105.7 million from $106.3 million in the second quarter of fiscal 2017. SG&A as a percentage of net sales decreased 160 basis points. This was primarily due to consulting costs incurred as part of the implementation of the Optimization Plan in the second quarter of fiscal 2017, which contributed 310 basis points to the decrease in the second quarter of fiscal 2018. The decrease was partially offset by a  150 basis points increase in SG&A expense as a percentage of net sales primarily due to increased marketing expense associated with the branding campaign launch in the second quarter of fiscal 2018, as well as higher payroll and self-insurance costs.

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Pre-opening costs decreased to $0.9 million in the second quarter of fiscal 2018 compared to $1.4 million in the second quarter of fiscal 2017.  The decrease is primarily due to the incurrence of pre-opening costs in the second quarter of fiscal 2017 for two stores that opened early in the third quarter of fiscal 2017. The Company opened one new store in each of the second quarters of fiscal 2018 and 2017.

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Consolidated net interest expense increased 25.6%  to $7.4 million in the second quarter of fiscal 2018 from $5.9 million in the second quarter of fiscal 2017. In September 2018, the Company amended its Senior Secured Term Loan Facility, which decreased the applicable interest rate margins.  This amendment partly offset the effects of a previous amendment in August 2017, which increased the applicable interest rate margins.  Additionally, the Company recorded a loss on extinguishment of debt of $2.1 million and $2.4 million in the second quarters of fiscal 2018 and 2017, respectively, as a result of the amendments to the Senior Secured Term Loan Facility.

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The effective tax rate was 30.4%, as compared to -144.4% in the second quarter of fiscal 2017. The increase in the effective tax rate is primarily due to the impact of a pre-tax income position in the second quarter of fiscal 2018, as compared to a pre-tax loss position in the second quarter of fiscal 2017.

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Net income was $3.2 million, or $0.07 per share, in the second quarter of fiscal 2018 compared to net loss of $0.9 million, or ($0.02) per share in the second quarter of fiscal 2017. Adjusted net income was $4.7 million, or $0.10 per share, in the second quarter of fiscal 2018 compared to adjusted net income of $5.5 million, or $0.12 per share in the second quarter of fiscal 2017 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•	Adjusted EBITDA was $24.3 million in the second quarter of fiscal 2018 compared to $26.5 million in the second quarter of fiscal 2017 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

For the year-to-date (twenty-six weeks) ended September 29, 2018:

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Consolidated net sales were $420.3 million, up 4.7% as compared to the first half of fiscal 2017. Net sales at TCS were $389.0 million, up 5.3%, with the increase driven by a comparable store sales increase of 2.9%, as well as incremental sales from new stores. Elfa third-party net sales were $31.3 million, down 2.5% compared to the first half of fiscal 2017, due to the negative impact of foreign currency translation which decreased third-party net sales by 3.7%, partially offset by higher sales in Nordic markets.

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Consolidated gross margin was 58.4%, an increase of 110 basis points compared to the first half of fiscal 2017. TCS gross margin increased 110 basis points to 57.9%, primarily due to lower cost of goods associated with the Optimization Plan,  partially offset by increased costs associated with shipping services and higher promotional activities.  Elfa gross margin declined 260 basis points primarily due to higher direct materials costs attributable to a shift in product mix and a weaker Swedish krona.

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Consolidated SG&A expense increased by 4.6% to $212.3 million from $203.0 million in the first half of fiscal 2017. SG&A as a percentage of net sales decreased 10 basis points. The Company incurred consulting costs as part of the implementation of the Optimization Plan in each of the first twenty-six weeks of fiscal 2018 and 2017; however, we incurred less of these consulting costs in the first half of fiscal 2018, which contributed 50 basis points to the decrease in SG&A as a percentage of net sales. The decrease was partially offset by a  40 basis points increase in SG&A expense as a percentage of net sales primarily due to increased marketing expense associated with the branding campaign launch in the second quarter of fiscal 2018.

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Pre-opening costs decreased to $1.2 million in the first half of fiscal 2018 compared to $2.8 million in the first half of fiscal 2017. The decrease is primarily due to the incurrence of pre-opening costs in the first half of fiscal 2017 for two stores that opened early in the third quarter of fiscal 2017. The Company opened two new stores in each of the first twenty-six weeks of fiscal 2018 and 2017.

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Other expenses decreased to $0.2 million in the first half of fiscal 2018 compared to $4.2 million in the first half of fiscal 2017. The decrease is primarily due to severance costs incurred in the first half of fiscal 2017 to implement the Optimization Plan.

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Consolidated net interest expense increased 51.4%  to $15.3 million in the first half of fiscal 2018 from $10.1 million in the first half of fiscal 2017 due to the amendment of our Senior Secured Term Loan Facility in the second quarter of fiscal 2017, which increased the applicable interest rate margins.

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The effective tax rate was 36.9%, as compared to 32.2% in the first half of fiscal 2017. The increase in the effective tax rate is primarily due to the benefit for the remeasurement of deferred tax balances recorded in the first quarter of fiscal 2018 as a result of a change in the Swedish tax rate.

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Net loss was $3.5 million, or ($0.07) per share, in the first half of fiscal 2018 compared to net loss of $8.6 million, or ($0.18) per share in the first half of fiscal 2017. Adjusted net income was $0.7 million, or $0.02 per share, in the first half of fiscal 2018 compared to adjusted net income of $0.1 million, or $0.00 per share in the first half of fiscal 2017 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•	Adjusted EBITDA was $36.7 million in the first half of fiscal 2018 compared to $32.9 million in the first half of fiscal 2017 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

Balance sheet and liquidity highlights:

(In thousands)	September 29, 2018	September 30, 2017
Cash	$7,212	$10,145
Total debt, net of deferred financing costs	$290,469	$310,641
Liquidity (1)	$80,798	$85,899
Free cash flow (2)	$(2,533)	$9,827

(1) Cash plus availability on revolving credit facilities

(2) Represents fiscal twenty-six week periods only. See reconciliation of GAAP to Non-GAAP Measures table.

Outlook

The Company is reiterating its outlook for fiscal 2018 as follows:

Current Outlook
Net sales (1)	$885 million to $895 million
Net new store openings	4, including 2 relocations
Comparable store sales	Up 1.5% to up 2.5%
Net income per common share (2)	$0.30 to $0.40
Adjusted net income per common share (3)	$0.41 to $0.51
Assumed tax rate (4)	30%
Estimated share count	49 million

(1) Reflects a $5 million currency headwind, as outlined in the 8-K filed on September 17, 2018 in conjunction with the Senior Secured Term Loan Facility amendment, due to the weakening of the SEK to USD and the related impact of foreign currency translation on the Company’s consolidated statement of operations.

(2) Includes $4.9 million of consulting costs to complete the fiscal 2017 Optimization Plan, or $0.08 per diluted share, which was incurred in the first quarter of fiscal 2018. Also reflects expected $2 million reduction in interest expense, or $0.03 per share, related to the Senior Secured Term Loan Facility amendment and approximately $2 million in debt extinguishment costs.

(3) See Reconciliation of GAAP to Non-GAAP Financial Measures Table. Also reflects aforementioned interest expense savings of $2 million or $0.03 per share.

(4) During fiscal 2017, the Company recorded provisional estimates for remeasurement of deferred tax balances and for transition taxes on foreign earnings. The Company is currently not able to estimate any future adjustments to the provisional amount recognized for the remeasurement of deferred tax balances or future adjustments to transition taxes on foreign earnings, which is permissible during the allotted one-year measurement period under the Tax Cuts and Jobs Act, ending on December 22, 2018. Accordingly, the assumed tax rate does not reflect any impact of any potential future adjustments to the provisional amounts initially recorded.

Conference Call Information

A conference call to discuss second quarter fiscal 2018 financial results is scheduled for today, October 30, 2018, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407‑3982 (international callers please dial (201) 493‑6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (844) 512‑2921 (international callers please dial (412) 317‑6671). The pin number to access the telephone replay is 13683585. The replay will be available until November 30, 2018.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about our future opportunities; expectations regarding our goals, strategies, priorities and initiatives; expectations regarding new store openings and relocations; and anticipated financial performance and tax rate for fiscal 2018.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our optimization plan may not result in improved sales and profitability; our inability to open or relocate new stores, or remodel existing stores, in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; risks relating to the opening of a  second distribution center; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti-kickback laws; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; effects of tax reform; and uncertainty with respect to tax and trade policies, tariffs and government regulations affecting trade between the United States and other countries.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10‑K filed with the Securities and Exchange Commission, or SEC, on May 31, 2018, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products — a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to save space and time, a suite of custom closet systems and an array of digital shopping services. Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for real solutions from the really organized and www.whatwestandfor.com to learn more about the company’s unique culture.

The Container Store Group, Inc.

Consolidated statements of operations

(In thousands, except share and	Thirteen Weeks Ended		Twenty-Six Weeks Ended
per share amounts) (unaudited)	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales	$224,453	$218,410	$420,276	$401,478
Cost of sales (excluding depreciation and amortization)	93,878	92,036	174,930	171,494
Gross profit	130,575	126,374	245,346	229,984
Selling, general, and administrative expenses (excluding depreciation and amortization)	105,656	106,332	212,261	202,972
Stock-based compensation	769	510	1,355	1,004
Pre-opening costs	881	1,418	1,227	2,804
Depreciation and amortization	9,128	9,505	18,465	19,047
Other expenses	24	623	217	4,157
Loss on disposal of assets	—	102	40	153
Income (loss) from operations	14,117	7,884	11,781	(153)
Interest expense, net	7,377	5,873	15,285	10,098
Loss on extinguishment of debt	2,082	2,369	2,082	2,369
Income (loss) before taxes	4,658	(358)	(5,586)	(12,620)
Provision (benefit) for income taxes	1,417	517	(2,063)	(4,068)
Net income (loss)	$3,241	$(875)	$(3,523)	$(8,552)
Net income (loss) per common share — basic and diluted	$0.07	$(0.02)	$(0.07)	$(0.18)

Weighted-average common shares — basic	48,138,907	48,058,231	48,138,907	48,053,084
Weighted-average common shares — diluted	48,519,166	48,058,231	48,138,907	48,053,084

The Container Store Group, Inc.

Consolidated balance sheets

	September 29,	March 31,	September 30,
(In thousands)	2018	2018	2017
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$7,212	$8,399	$10,145
Accounts receivable, net	25,400	25,528	26,083
Inventory	110,801	97,362	109,277
Prepaid expenses	11,021	11,281	11,519
Income taxes receivable	3,394	15	1,456
Other current assets	10,562	11,609	13,021
Total current assets	168,390	154,194	171,501
Noncurrent assets:
Property and equipment, net	149,259	158,389	162,884
Goodwill	202,815	202,815	202,815
Trade names	226,939	229,401	230,482
Deferred financing costs, net	276	312	335
Noncurrent deferred tax assets, net	1,979	2,404	2,240
Other assets	1,796	1,854	1,696
Total noncurrent assets	583,064	595,175	600,452
Total assets	$751,454	$749,369	$771,953

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	September 29,	March 31,	September 30,
(In thousands, except share and per share amounts)	2018	2018	2017
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$62,313	$43,692	$61,224
Accrued liabilities	63,497	70,494	64,144
Revolving lines of credit	1,128	—	—
Current portion of long-term debt	7,052	7,771	9,345
Income taxes payable	1,851	4,580	960
Other current liabilities	702	—	—
Total current liabilities	136,543	126,537	135,673
Noncurrent liabilities:
Long-term debt	282,289	277,394	301,296
Noncurrent deferred tax liabilities, net	50,630	54,839	79,091
Deferred rent and other long-term liabilities	41,020	41,892	33,012
Total noncurrent liabilities	373,939	374,125	413,399
Total liabilities	510,482	500,662	549,072
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,138,907 shares issued at September 29, 2018; 48,072,187 shares issued at March 31, 2018; 48,063,222 shares issued at September 30, 2017	481	481	481
Additional paid-in capital	862,495	861,263	860,196
Accumulated other comprehensive loss	(23,167)	(17,316)	(14,095)
Retained deficit	(598,837)	(595,721)	(623,701)
Total shareholders’ equity	240,972	248,707	222,881
Total liabilities and shareholders’ equity	$751,454	$749,369	$771,953

The Container Store Group, Inc.

Consolidated statements of cash flows

	Twenty-Six Weeks Ended
	September 29,	September 30,
(In thousands) (unaudited)	2018	2017
Operating activities
Net loss	$(3,523)	$(8,552)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,465	19,047
Stock-based compensation	1,355	1,004
Loss on disposal of assets	40	153
Loss on extinguishment of debt	2,082	2,369
Deferred tax benefit	(2,927)	(4,338)
Non-cash interest	1,418	1,146
Other	—	283
Changes in operating assets and liabilities:
Accounts receivable	(373)	2,599
Inventory	(17,066)	(2,259)
Prepaid expenses and other assets	1,875	(1,312)
Accounts payable and accrued liabilities	13,304	17,808
Income taxes	(6,083)	(3,261)
Other noncurrent liabilities	(431)	(1,731)
Net cash provided by operating activities	8,136	22,956

Investing activities
Additions to property and equipment	(10,669)	(13,129)
Proceeds from sale of property and equipment	7	18
Net cash used in investing activities	(10,662)	(13,111)

Financing activities
Borrowings on revolving lines of credit	45,404	19,694
Payments on revolving lines of credit	(19,267)	(19,694)
Borrowings on long-term debt	272,500	330,000
Payments on long-term debt and capital leases	(294,497)	(329,551)
Payment of debt issuance costs	(2,244)	(11,234)
Payment of taxes with shares withheld upon restricted stock vesting	(122)	(39)
Net cash provided by (used in) financing activities	1,774	(10,824)

Effect of exchange rate changes on cash	(435)	388

Net decrease in cash	(1,187)	(591)
Cash at beginning of fiscal period	8,399	10,736
Cash at end of fiscal period	$7,212	$10,145

Supplemental information for non-cash investing and financing activities:
Purchases of property and equipment (included in accounts payable)	$1,192	$945
Capital lease obligation incurred	$132	$91

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income (loss), adjusted net income (loss) per diluted share, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance.

The Company presents adjusted net income (loss), adjusted net income (loss) per diluted share, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income (loss) as net income (loss) available to common shareholders before distributions accumulated to preferred shareholders, stock-based compensation and other costs in connection with our IPO, charges related to an Elfa manufacturing facility closure, impairment charges related to intangible assets, losses on extinguishment of debt, certain gains on disposal of assets, certain management transition costs incurred and benefits realized, charges incurred as part of the implementation of our Optimization Plan, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income (loss) per diluted share as adjusted net income (loss) divided by the diluted weighted average common shares outstanding. We use adjusted net income (loss) and adjusted net income (loss) per diluted share to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income (loss) and adjusted net income (loss) per diluted share because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by (used in) operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per diluted share with the most directly comparable GAAP financial measures of GAAP net income (loss) and GAAP net income (loss) per diluted share.

	Thirteen		Twenty-Six		Fiscal Year		Fiscal Year
	Weeks Ended		Weeks Ended		2018 Outlook		Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017	Low	High	March 31, 2018
Numerator:
Net income (loss)	$3,241	$(875)	$(3,523)	$(8,552)	$14,900	$19,800	$19,428
Elfa manufacturing facility closure (a)	—	517	—	517	—	—	803
Loss on extinguishment of debt (b)	2,082	2,369	2,082	2,369	2,082	2,082	2,369
Optimization Plan implementation charges (c)	—	6,786	4,864	10,320	4,864	4,864	11,479
Taxes (d)	(575)	(3,253)	(2,687)	(4,584)	(1,800)	(1,800)	(20,485)
Adjusted net income	$4,748	$5,544	$736	$70	$20,046	$24,946	$13,594

Denominator:
Weighted average common shares outstanding — diluted	48,519,166	48,058,231	48,138,907	48,053,084	49,000,000	49,000,000	48,147,725

Net income (loss) per diluted share	$0.07	$(0.02)	$(0.07)	$(0.18)	$0.30	$0.40	$0.40
Adjusted net income per diluted share	$0.10	$0.12	$0.02	$0.00	$0.41	$0.51	$0.28

(a)	Charges related to the closure of an Elfa manufacturing facility in Lahti, Finland in fiscal 2017, recorded in other expenses, which we do not consider in our evaluation of our ongoing performance.

(b)

Loss recorded as a result of the amendment made to the Senior Secured Term Loan Facility in fiscal 2018 and the amendment made to the Senior Secured Term Loan Facility and the Revolving Credit Facility in fiscal 2017, which we do not consider in our evaluation of our ongoing performance.

(c)

Charges incurred as part of the implementation of our Optimization Plan, which include certain consulting costs recorded in SG&A expenses in fiscal 2018 and fiscal 2017, cash severance payments associated with the elimination of certain full-time positions at the TCS segment recorded in other expenses in fiscal 2017, and cash severance payments associated with organizational realignment at the Elfa segment recorded in other expenses in fiscal 2017, which we do not consider in our evaluation of ongoing performance.

(d)

Tax impact of adjustments to net income (loss),  as well as the estimated impact of the Tax Cuts and Jobs Act enacted in fiscal 2017 and the tax benefit recorded in the first quarter of fiscal 2018 as a result of a reduction in the Swedish tax rate, which are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net income (loss)	$3,241	$(875)	$(3,523)	$(8,552)
Depreciation and amortization	9,128	9,505	18,465	19,047
Interest expense, net	7,377	5,873	15,285	10,098
Income tax provision (benefit)	1,417	517	(2,063)	(4,068)
EBITDA	$21,163	$15,020	$28,164	$16,525
Pre-opening costs (a)	881	1,418	1,227	2,804
Non-cash rent (b)	(581)	(276)	(1,218)	(737)
Stock-based compensation (c)	769	510	1,355	1,004
Loss on extinguishment of debt (d)	2,082	2,369	2,082	2,369
Foreign exchange losses (e)	9	130	47	54
Optimization Plan implementation charges (f)	—	6,786	4,864	10,320
Elfa manufacturing facility closure (g)	—	517	—	517
Other adjustments (h)	24	42	217	90
Adjusted EBITDA	$24,347	$26,516	$36,738	$32,946

(a)

Non-capital expenditures associated with opening new stores and relocating stores, including rent, marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.

(b)

Reflects the extent to which our annual GAAP rent expense has been above or below our cash rent payment due to lease accounting adjustments. The adjustment varies depending on the average age of our lease portfolio (weighted for size), as our GAAP rent expense on younger leases typically exceeds our cash cost, while our GAAP rent expense on older leases is typically less than our cash cost.

(c)

Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.

(d)

Loss recorded as a result of the amendment made to the Senior Secured Term Loan Facility in fiscal 2018 and the amendment made to the Senior Secured Term Loan Facility and the Revolving Credit Facility in fiscal 2017, which we do not consider in our evaluation of our ongoing performance.

(e)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.

(f)

Charges incurred as part of the implementation of our Optimization Plan, which include certain consulting costs recorded in SG&A expenses in the first quarter of fiscal 2018, cash severance payments associated with the elimination of certain full-time positions at the TCS segment recorded in other expenses in the first quarter of fiscal 2017, and cash severance payments associated with organizational realignment at the Elfa segment recorded in other expenses in the first quarter of fiscal 2017, which we do not consider in our evaluation of ongoing performance.

(g)	Charges related to the closure of an Elfa manufacturing facility in Lahti, Finland in fiscal 2017, recorded in other expenses, which we do not consider in our evaluation of our ongoing performance.
(h)	Other adjustments include amounts our management does not consider in our evaluation of our ongoing operations, including certain severance and other charges.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Twenty-Six Weeks Ended
	September 29,	September 30,
	2018	2017
Net cash provided by operating activities	$8,136	$22,956
Less: Additions to property and equipment	(10,669)	(13,129)
Free cash flow	$(2,533)	$9,827